EXHIBIT 99.1

Timberline Provides Corporate Update to Shareholders

•	SMD Acquisition Remains Top Corporate Priority Despite Tough Market Conditions.
•	New Management Team at Timberline Drilling Delivers Impressive Early Progress.
•	Preliminary Analysis Suggests Economic Gold Production Potential at Butte Highlands.

September 16, 2008 – Coeur d’Alene – Timberline Resources Corporation (AMEX:TLR) today provided its shareholders with an update of recent corporate activity.

The Company’s top priority remains its planned acquisition of Small Mine Development (“SMD”), one of the largest underground mine development and production contractors in the United States. Since receiving shareholder approval for the acquisition on August 22, already challenging market conditions have deteriorated significantly. The Company continues to pursue several financing options while protecting shareholder interests.

Timberline Chairman John Swallow stated, “As Timberline shareholders, we recognize the difficulties in the current market but remain focused on executing our business plan. We believe that as the financial crisis subsides and markets regain their balance, our exposure to mining services and precious metals will prove attractive to many new investors seeking portfolio diversification. With our fleet of 25 surface and underground drill rigs, world-class exploration potential, experienced personnel, and less than 29-million shares outstanding, we believe that our stock is severely undervalued and offers a compelling investment opportunity at this time.”

The Company also announced significant progress toward sustained profitability at its U.S. drilling subsidiary, Timberline Drilling, Inc. (formerly Kettle Drilling, Inc.). Timberline CEO Randal Hardy stated, “Our new management team at Timberline Drilling is off to an impressive start. After just four months, we are already seeing sharply reduced administrative costs along with greatly improved operating efficiencies, gross margins, and overall morale. We are specifically focused on the efficiency and profitability of our drills, and we expect to exceed our previously announced revenue forecast. While our primary focus is on underground drilling at producing mines, we currently have fewer surface rigs in operation than in recent quarters, largely due to a market-driven slowdown in exploration activity. In response, we have redeployed several drill rigs to underground projects and to Mexico, where our other drilling subsidiary, World Wide Exploration, S.A. de C.V, continues to deliver outstanding results.”

Timberline also announced today that a preliminary economic analysis of its 100-percent owned, royalty-free Butte Highlands Gold Project is very encouraging, suggesting the potential for excellent returns at gold prices as low as $500 per ounce. Timberline has initiated the permitting process for an exploration decline which will allow direct access to mineralized material and support underground drill stations. A 3-dimensional model of projected mineralization at Butte Highlands, along with historic workings, past drill holes, and the proposed exploration decline, is available at: http://www.timberline-resources.com/butte_highlands_video.

Capital costs for the proposed decline, which will be designed to also function as a production ramp in the event that feasibility is established, are estimated at less than $18-million. Once permitted, the Company expects that the decline will be driven by SMD. Construction of an onsite mill and tailings pond are not currently envisioned at Butte Highlands as custom milling capacity is available at existing nearby facilities. The resulting reduction in development lead-time, as well as in permitting and construction costs, is forecast to have a substantial positive impact on project economics.

Butte Highlands, Timberline's most advanced-stage project, was extensively drilled by Placer Dome, Battle Mountain, ASARCO, and Orvana Minerals in the 1980s and 1990s, and contains historic mineralization outlined by Orvana (not compliant with NI 43-101 or SEC Guide 7) exceeding 500,000 ounces of gold. Past drilling highlights include gold intercepts of 50 feet of 0.65 ounces per ton (oz/t), 31 feet of 1.06 oz/t, and 11.5 feet of 1.99 oz/t. Ongoing drilling at Butte Highlands is focused on confirming the estimated mineralization and future drilling will seek to expand it with step-out holes along strike and down-dip.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry.

Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on high-potential, district-scale gold projects. With its anticipated acquisition of a premier American underground mine contractor, Small Mine Development, Timberline will strengthen its position as an emerging, vertically-integrated resource company. Timberline is listed on the American Stock Exchange and trades under the symbol “TLR”.

Additional Information About The SMD Acquisition

In connection with the proposed acquisition, Timberline has filed a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE FINAL PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE ACQUISITION AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Timberline at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Timberline by directing such request to Timberline Resources Corporation, 101 E. Lakeside Ave., Coeur d'Alene, ID 83814, Attention: Chief Financial Officer.

Participants in the Solicitation

Timberline and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed acquisition. Information concerning the interests of Timberline's participants in the solicitation, which may be different than those of Timberline stockholders generally, is set forth in Timberline's proxy statements and Annual Reports on Form 10-KSB, both previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the acquisition.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2007. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman

Phone: 208.664.4859